EXHIBIT 10.1
EXECUTION VERSION
Published CUSIP Number: 66807PAH3
$300,000,000 AMENDED AND RESTATED CREDIT AGREEMENT
among
NORTHWESTERN CORPORATION,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers
JPMORGAN CHASE BANK, N. A.,
as Syndication Agent,
Keybank national association
UNION BANK, N.A. and
U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents,
and

BANK OF AMERICA, N.A.,
as Administrative Agent
Dated as of June 30, 2011

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS	1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	18
SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	19
2.1.	Revolving Credit Commitments	19
2.2.	Procedure for Revolving Credit Borrowing	20
2.3.	Swing Line Commitment	20
2.4.	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans	21
2.5.	Repayment of Loans; Evidence of Debt	23
2.6.	Commitment Fees, etc	24
2.7.	Termination or Reduction of Revolving Credit Commitments	24
2.8.	Optional Prepayments	25
2.9.	Conversion and Continuation Options	25
2.10.	Minimum Amounts and Maximum Number of Eurodollar Tranches	26
2.11.	Interest Rates and Payment Dates	26
2.12.	Computation of Interest and Fees	27
2.13.	Inability to Determine Interest Rate	27
2.14.	Pro Rata Treatment and Payments	28
2.15.	Requirements of Law	29
2.16.	Taxes	31
2.17.	Indemnity	32
2.18.	Illegality	33
2.19.	Change of Lending Office	33
2.20.	Replacement of Lenders under Certain Circumstances	33
2.21.	Defaulting Lenders.	34

SECTION 3.	LETTERS OF CREDIT	37
3.1.	L/C Commitment	37
3.2.	Procedure for Issuance of Letter of Credit	37
3.3.	Fees and Other Charges	38
3.4.	L/C Participations	39
3.5.	Reimbursement Obligation of the Borrower	40
3.6.	Obligations Absolute	40
3.7.	Letter of Credit Payments	41
3.8.	Applications	41
3.9.	Existing Letters of Credit	41
SECTION 4.	REPRESENTATIONS AND WARRANTIES	41
4.1.	Financial Condition	42
4.2.	No Change	42
4.3.	Corporate Existence; Compliance with Law	42

4.4.	Corporate Power; Authorization; Enforceable Obligations	43
4.5.	No Legal Bar	43
4.6.	No Material Litigation	43
4.7.	No Default	43
4.8.	Ownership of Property	44
4.9.	Intellectual Property	44
4.10.	Taxes	44
4.11.	Federal Regulations	44
4.12.	Labor Matters	44
4.13.	ERISA	44
4.14.	Investment Company Act; Other Regulations	45
4.15.	Subsidiaries	45
4.16.	Environmental Matters	45
4.17.	Accuracy of Information, etc	46
4.18.	Solvency	47
SECTION 5.	CONDITIONS PRECEDENT	47
5.1.	Conditions to Initial Extension of Credit	47
5.2.	Conditions to Each Extension of Credit	48
SECTION 6.	AFFIRMATIVE COVENANTS	48
6.1.	Financial Statements	48
6.2.	Certificates; Other Information	49
6.3.	Payment of Obligations	50
6.4.	Conduct of Business and Maintenance of Existence; Compliance	50
6.5.	Maintenance of Property; Insurance	50
6.6.	Inspection of Property; Books and Records; Discussions	50
6.7.	Notices	51
6.8.	Environmental Laws	51
6.9.	Further Assurances	52
6.10.	Use of Proceeds	52
6.11.	Credit Ratings	52
SECTION 7.	NEGATIVE COVENANTS	52
7.1.	Consolidated Debt to Capitalization Ratio	52
7.2.	Limitation on Fundamental Changes	52
7.3.	Limitation on Transactions with Affiliates	53
7.4.	Limitation on Changes in Fiscal Periods	53
7.5.	Limitation on Negative Pledge Clauses	53
7.6.	Limitation on Restrictions on Subsidiary Distributions	53
7.7.	Limitation on Lines of Business	53
SECTION 8.	EVENTS OF DEFAULT	54
SECTION 9.	THE AGENTS	56
9.1.	Appointment	56
9.2.	Delegation of Duties	57
9.3.	Exculpatory Provisions	57
9.4.	Reliance by Agents	57
9.5.	Notice of Default	58
9.6.	Non‑Reliance on Agents and Other Lenders	58
9.7.	Indemnification	58
9.8.	Agent in Its Individual Capacity	59
9.9.	Successor Agents	59

9.10.	The Joint Lead Arrangers; the Syndication Agent; the Co-Documentation Agents	60
SECTION 10.	MISCELLANEOUS	60
10.1.	Amendments and Waivers	60
10.2.	Notices	62
10.3.	No Waiver; Cumulative Remedies	63
10.4.	Survival of Representations and Warranties	63
10.5.	Payment of Expenses	63
10.6.	Successors and Assigns; Participations and Assignments	65
10.7.	Adjustments; Set‑off	68
10.8.	Counterparts	69
10.9.	Severability	69
10.10.	Integration	69
10.11.	Governing Law	70
10.12.	Submission To Jurisdiction; Waivers	70
10.13.	Acknowledgments	70
10.14.	Confidentiality	71
10.15.	Accounting Changes	71
10.16.	WAIVERS OF JURY TRIAL	72
10.17.	USA PATRIOT ACT	72

APPENDIX:
Commitment Appendix
ANNEXES:
A    Pricing Grid
B    Existing Letters of Credit
SCHEDULES:
4.4    Consents, Authorizations, Filings and Notices
4.6    Litigation
4.8    Title to Property
4.13    ERISA
4.14    Limiting Regulations
4.15    Subsidiaries
4.17    Environmental
7.3    Affiliate Transactions
7.5    Negative Pledge Limitations
EXHIBITS:
A    Form of Compliance Certificate
B    Form of Secretary's Certificate
C-1    Form of Revolving Credit Note
C-2    Form of Swing Line Note

D    Form of Assignment and Acceptance
E    Form of Exemption Certificate
F    Form of Borrowing Notice
G    Form of Letter of Credit Request
H    Form of New Lender Supplement
I    Form of Increased Revolving Commitment Activation Notice

2

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2011, among NORTHWESTERN CORPORATION d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, certain of the Lenders and the other parties are parties to the Original Credit Agreement (as hereinafter defined).
WHEREAS, the Lenders and such other parties or their successors have agreed to amend and restate in its entirety the Original Credit Agreement as provided herein; and
WHEREAS, the Borrower has requested and the Lenders have agreed to make this revolving credit facility available to the Borrower upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS
1.Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Administrative Agent”: as defined in the preamble hereto.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Syndication Agent, the Administrative Agent and the Co-Documentation Agents.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Applicable Margin”: a percentage determined from time to time in accordance with the pricing grid attached hereto as Annex A.
“Applicable Percentage”: means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender's Commitment at such time, subject to adjustment as provided in Section 2.21. If the Commitment of each Lender to make Loans and the obligation of the Issuing Lender to make L/C Credit Extensions have been terminated pursuant to Section 8 or if the aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Commitment Appendix or in the assignment and acceptance pursuant to which such Lender becomes a party hereto, as applicable.
“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Assignee”: as defined in Section 10.6(c).
“Assignor”: as defined in Section 10.6(c).
“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.
“Bank of America Entity”: any of Bank of America, N.A. or any of its Affiliates.
“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. London time on such day. For purposes hereof: “Prime Rate” shall mean the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” (the “prime rate” is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the Base Rate due to a change in the Eurodollar Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in Eurodollar Rate, the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
“Benefitted Lender”: as defined in Section 10.7.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F,

delivered to the Administrative Agent.
“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, however, that Capital Lease Obligations shall not include obligations under leases or other agreements created by FIN46 issued by the Financial Accounting Standards Board.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize”: means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lender or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change of Control”: the occurrence of any of the following events: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors; (b) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the Board of Directors, (ii) nominated by any Person having, as of the Closing Date, beneficial ownership of 20% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower, nor (iii) appointed by directors so nominated; or (c) the Borrower shall be liquidated or dissolved.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than June 30, 2011.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents”: KeyBank National Association, Union Bank, N.A. and U.S. Bank National Association, in their respective capacity as Co-Documentation Agent.
“Commitment”: with respect to any Lender, the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: the rate per annum determined from time to time pursuant to the pricing grid attached hereto as Annex A.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
“Consolidated Debt to Capitalization Ratio”: as of the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) the sum of Consolidated Net Worth and Consolidated Funded Debt on such day.
“Consolidated Funded Debt”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Debtor Relief Laws”: means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: means, subject to Section 2.21, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (or, in each case, any series of related dispositions); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that, in the case of Swing Line Loans, such rate per annum shall be determined by the applicable Swing Line Lender promptly after receipt of a Borrowing Notice for a Swing Line Loan, by reference to a publicly available service selected by such Swing Line Lender for displaying eurodollar rates for the applicable Interest Period commencing on such date. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 ‑ Eurocurrency Reserve Requirements
“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Existing Letters of Credit”: collectively, the letters of credit listed on Annex B issued for the account of the Borrower pursuant to the terms of the Original Credit Agreement.
“Facility” or “Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
Fee Letters”: that (i) Fee Letter dated June 6, 2010 between Bank of America, N.A., as administrative agent and issuing lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint-lead arranger, and the Borrower and that Fee Letter dated June 6, 2010 between JPMorgan Chase Bank, N.A. as syndication agent and J.P. Morgan Securities LLC, as joint-lead arranger, and the Borrower.
“Fitch”: Fitch, Inc. and any successor thereto.
“Fronting Exposure”: means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.
“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any securities exchange.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person

(including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Increased Revolving Commitment Activation Notice”: a notice substantially in the form of Exhibit I.
“Increased Revolving Commitment Closing Date”: any Business Day designated as such in an Increased Revolving Commitment Activation Notice.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), other than any such indebtedness arising solely in connection with the Borrower's gas storage arrangements, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Mandatory Redeemable Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities”: as defined in Section 10.5.
“Indemnitee”: as defined in Section 10.5.
“Indentures”: collectively, the Montana First Mortgage Indenture and the South Dakota First Mortgage Indenture.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending two weeks, one, two, three or six or (with the consent of all Lenders, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending two weeks, one, two, three or six or (with the consent of all Lenders, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2)the Borrower may not select an Interest Period that would extend beyond the Revolving Credit Termination Date;
(3)any Interest Period (other than a two week Interest Period) that begins on the last

Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(4)the Interest Period for a Swing Line Loan shall be either two weeks or one month.
“Investment”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or any other investment in, any other Person.
“Issuing Lender”: (i) Bank of America, N.A. or any Affiliate thereof; or (ii) any other Lender or any Affiliate thereof from time to time designated by the Borrower as an Issuing Lender with the consent of such Lender and the Administrative Agent.
“Joint Lead Arrangers”: is Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their respective capacity as Joint Lead Arrangers.
“Laws”: means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Borrowing”: means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Commitment”: an amount equal to $100,000,000.
“L/C Credit Extension”: means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Fee Payment Date”: the last day of each March, June, September and December, commencing on September 30, 2011, and the last day of the Revolving Credit Commitment Period.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.
“L/C Supportable Obligations”: payment obligations of the Borrower and its Subsidiaries as permitted pursuant to Section 4.16.
“Lenders”: as defined in the preamble hereto and, in any event, the term “Lenders” shall include any Issuing Bank (other than with respect to the definition of the Interest Period, Sections 2.13(b), 9.9(a), 10.1 (iv) and 10.1(ix)). Unless the context otherwise requires, the term “Lenders” shall include the Swing Line Lender.
“Letters of Credit”: as defined in Section 3.1(a).
“Letter of Credit Expiration Date”: means the day that is seven days prior to the Revolving Credit

Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee”: as defined in Section 3.3.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: collectively, this Agreement, the Applications and the Notes.
“Mandatory Redeemable Stock”: with respect to any Person, any share of such Person's Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
“Material Subsidiary”: means (i) each Subsidiary designated as a “Material Subsidiary” in Schedule 4.15, and (ii) each other Subsidiary whose total assets as of the end of any fiscal year equal or exceed $50,000,000.
“Money Market Rate”: for any day, with respect to any Money Market Rate Loan, the rate per annum quoted by a Swing Line Lender to the Borrower in accordance with Section 2.4(a) as the rate at which such Swing Line Lender is willing to make such Loan.'
“Money Market Rate Loans”: a Swing Line Loan the rate of interest applicable to which is based upon the Money Market Rate.'
“Montana First Mortgage Indenture”: the Mortgage and Deed of Trust dated October 1, 1945 from the Borrower (as successor to Montana Power) to the trustees named therein, as supplemented and amended to the date hereof.
“Montana Power”: The Montana Power, L.L.C., a Montana limited liability company, acquired by the Borrower on February 15, 2002.

“Montana Utility Business”: the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the State of Montana or otherwise subject to the Lien of the Montana First Mortgage Indenture.
“Moody's”: Moody's Investors Service, Inc., and any successor thereto.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender”: as defined in Section 2.1(c).
“New Lender Supplement”: as defined in Section 2.1(c).
“Non-Excluded Taxes”: as defined in Section 2.16(a).
“Non-Recourse Debt”: Indebtedness as to which the Borrower has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part.
“Non-U.S. Lender”: as defined in Section 2.16(d).
“Note”: any promissory note evidencing any Loan.
“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Original Credit Agreement”: that certain Credit Agreement dated as of November 1, 2004 among the Borrower, the Lenders party thereto Lehman Brothers Inc. and Deutsche Bank Securities Inc., as Joint Lead Arranger, Deutsche Bank Securities Inc., as Syndication Agent, Union Bank of California, N.A. and KeyBank National Association, as Co-Documentation Agents and Lehman Commercial Paper Inc., as Administrative Agent and as Collateral Agent, as amended and restated as of June 30, 2005 by that certain Amended and Restated Credit Agreement, and as amended by Amendment No. 1 dated June 7, 2006, by Amendment No. 2 dated October 27, 2006, by Amendment No. 3 dated October 8, 2008 and by Amendment No. 4 dated June 30, 2009.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant”: as defined in Section 10.6(b).

“Participation Amount”: as defined in Section 3.4(b).
“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pro Forma Balance Sheet”: as defined in Section 4.1.
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.
“Rating Agencies”: Fitch, Standard & Poor's and Moody's.
“Refunded Swing Line Loans”: as defined in Section 2.4.
“Refunding Date”: as defined in Section 2.4.
“Register”: as defined in Section 10.6(d).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or by an Affiliate of such Lender.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, in each case excluding the aggregate Commitments of, and Revolving Extensions of Credit by, Defaulting Lenders.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person, or any other officer of such Person designated as a Responsible Officer by any one of the foregoing.
“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender's name on the Commitment Appendix attached hereto, or, as the case may be, in the assignment and acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, without limitation, pursuant to Section 2.1(b).. The original aggregate amount of the Total Revolving Credit Commitments is $300,000,000.
“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.
“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.
“Revolving Credit Loans”: as defined in Section 2.1.
“Revolving Credit Note”: as defined in Section 2.5.
“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender's Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).
“Revolving Credit Termination Date”: June 30, 2016.
“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SEC Reports”: the publicly available (unredacted) portion of all reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor form.
“Senior Notes”: the Borrower's Senior Secured Notes, 5.875% Series A due 2014 of the Borrower issued under the Senior Note Indenture on November 1, 2004 and any Senior Secured Notes, 5.875% Exchange Series A due 2014 registered under the Securities Act of 1933 and issued in exchange for such notes as contemplated by a registration rights agreement executed and delivered on November 1, 2004.
“Senior Note Indenture”: the Indenture, dated as of November 1, 2004, by the Borrower, as issuer, in favor of U.S. Bank National Association, as trustee, as supplemented by that certain Supplemental Indenture, dated as of November 1, 2004, by the Borrower in favor of U.S. Bank National Association.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“South Dakota First Mortgage Indenture”: the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee, as supplemented and amended to the date hereof.
“South Dakota Utility Business”: the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the States of South Dakota and Nebraska and all of the Borrower's other assets that are subject to the Lien of the South Dakota First Mortgage Indenture (which consists principally, as of the date hereof, of the shared ownership interests in electric generation facilities located in the States of North Dakota and Iowa).
“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower and any Qualified Counterparty.
“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Standard & Poor's”: Standard & Poor's Rating Group, a division of The McGraw-Hill

Companies, Inc. and any successor thereto.
“Subordinated Indebtedness”: any Indebtedness of the Borrower or any of its Subsidiaries that is contractually subordinated to the prior payment of the Loans and other Obligations, other than any such Indebtedness of a Subsidiary that is owed to the Borrower or a Subsidiary.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swing Line Commitment”: the obligation of any Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding for all Swing Line Loans not to exceed $30,000,000.
“Swing Line Lender”: Bank of America, N.A., U.S. Bank National Association or any other Revolving Credit Lender, from time to time designated by the Borrower as a Swing Line Lender with the written consent of such Revolving Credit Lender and the Administrative Agent, which has agreed to make Swing Line Loans to the Borrower.
“Swing Line Loans”: as defined in Section 2.3.
“Swing Line Note”: as defined in Section 2.5.
“Swing Line Participation Amount”: as defined in Section 2.4.
“Syndication Agent”: JPMorgan Chase Bank, N.A..
“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
“Transferee”: as defined in Section 10.14.
“Type”: as to any Loan, its nature as a Base Rate Loan, a Eurodollar Loan or, in the case of a Swing Line Loan, a Money Market Rate Loan.
“Utility Business”: the regulated electric and natural gas utility business and operations of the Borrower and its Subsidiaries.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
2.Other Definitional Provisions. (a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(a)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(b)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
(e)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(f)Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
1.Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender's Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13; provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
(a)At any time, the Borrower and any one or more Lenders (including New Lenders)

may agree that such Lender(s) shall make, obtain or increase the amount of their Revolving Credit Commitments by executing and delivering to the Administrative Agent an Increased Revolving Commitment Activation Notice specifying the amount of such increase and the applicable Increased Revolving Commitment Closing Date. Notwithstanding the foregoing, (i) the aggregate amount of incremental Revolving Credit Commitments obtained pursuant to this Section 2.1(b) shall not exceed $50,000,000, (ii) incremental Revolving Credit Commitments may not be made, obtained or increased until all of the conditions precedent in Section 5.2 have been satisfied and (iii) the increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(b)Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent, elects to become a “Lender” under this Agreement in connection with an increase described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(c)On each Increased Revolving Commitment Closing Date on which there are Revolving Credit Loans outstanding, the New Lender(s) and/or Lender(s) that have increased their Revolving Credit Commitments shall make Revolving Credit Loans, the proceeds of which will be used to prepay such portions of the Revolving Credit Loans of other Lenders, so that, after giving effect thereto, the resulting Revolving Credit Loans outstanding are allocated among the Lenders in accordance with Section 2.14(a) based on the respective Revolving Credit Percentages of the Lenders after giving effect to such Increased Revolving Commitment Closing Date.
(d)The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
2.Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans. Except as provided in Section 2.4 or 3.5, each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 3:00 PM, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
3.Swing Line Commitment. (a) Subject to the terms and conditions hereof, each Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with such Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender's Revolving Credit Commitment then in effect), (ii) the maturity date of any Swing Line Loan shall be no less than one and no more than thirty days following the Borrowing Date thereof (but in any event not later than the Revolving Credit Termination Date), provided that in the case of a Swing Line Loan that is a Eurodollar Loan, the maturity thereof shall be the last day of the Interest Period applicable thereto and (iii) the Borrower shall not request, and no Swing Line Lender shall make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof: The Swing Line Loans may from time to time be (A) Base Rate Loans, (B) Eurodollar Loans with an Interest Period of two weeks or one month, (C) Money Market Rate Loans or (D) a combination thereof, as determined by the Borrower and notified to the Administrative Agent and the applicable Swing Line Lender in accordance herewith; provided that the Borrower shall not have the right to convert Swing Line Loans of one Type into Swing Line Loans of any other Type (it being understood that the foregoing shall not prevent the Borrower from repaying any Swing Line Loan from proceeds of Revolving Credit Loans of any Type).
(a)The Borrower may at any time and from time to time prepay any outstanding Swing Line Loan, subject, in the case of the prepayment of Swing Line Loans that are Eurodollar Loans, to the payment of breakage costs, if any, pursuant to Section 2.17. The Borrower shall repay each such outstanding Swing Line Loan on its maturity or as required by Section 2.5(a). Immediately following the prepayment or repayment of any Swing Line Loan the applicable Swing Line Lender shall provide the Administrative Agent (which shall promptly forward a copy thereof to each other Swing Line Lender) with a written notice of the amount and the date of prepayment or repayment of such Swing Line Loan.
(b)So long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to make a Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders (by re-allocation among non-Defaulting Lenders (without the participation of such Defaulting Lender therein) as provided in Section 2.21(a)(iv)) and/or by Cash Collateral provided by such Defaulting Lender (and/or by the Borrower in accordance with Section 2.22(a)).
4.Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period; provided, the Borrower shall give to a Swing Line Lender irrevocable telephonic notice confirmed promptly in writing to such Swing Line Lender with a copy thereof to be provided to the Administrative Agent (and each other Swing Line Lender)(which telephonic notice must be received by such Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the maturity date thereof (which, in the case of a Eurodollar Loan, shall be the last day of the applicable Interest Period) and (iv) whether such Swing Line Loan will be a Eurodollar Loan, a Base Rate Loan or a Money Market Rate Loan. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. In no event shall the number of Swing Line Loans outstanding at any time be greater than five. The Borrower may, on any Borrowing Date for Swing Line Loans and prior to 11:00 A.M. New York City time (or such other time as may be mutually agreed by the Borrower and such Swing Line Lender), request a quote of the Money Market Rate which would be applicable for such Swing Line Loans from a Swing Line Lender, specifying the amount of the proposed Money Market Rate Loans and the maturity date thereof. Such Swing Line Lender may, but shall not be obligated to, provide the Borrower with such Money Market Rate quote and such Swing Line Lender shall, not later than 12:30 P.M. New York City time on the day of the request, either (A) provide the Borrower with the requested quote or (B) notify the Borrower of its unwillingness to provide the requested Swing Line Loans under the Money Market Rate; provided that the failure by such Swing Line Lender to provide such quote (or to notify the Borrower of such unwillingness) by such time shall be deemed as a notification of its unwillingness to provide the requested Swing Line Loans under the Money Market Rate. Upon receipt of such quote, the Borrower shall promptly (but not later than the time that an irrevocable notice requesting such Swing Line Loans must be made pursuant to this subsection 2.4(a)) notify the applicable Swing Line Lender whether it requests such Swing Line Lender to make Money Market Rate Loans at such Money Market Rate. If the Borrower does not request the Swing Line Loan at such Money Market Rate or no Swing Line Lender is willing to provide a Swing Line Loan at the Money Market Rate, the Borrower may still proceed to request a Swing Line Loan at the Base Rate or Eurodollar Rate as set forth in Section 2.3. The proceeds of each Swing Line Loan will be made available by the applicable Swing Line Lender to the Borrower not later than 3:00 P.M. New York City time on the Borrowing Date thereof by crediting the specified account of the Borrower with such proceeds in the manner from time to time agreed by the Borrower and the applicable Swing Line Lender; provided that prior to making the proceeds of such Swing Line Loan available to the Borrower, such Swing Line Lender receives a confirmation from the Administrative Agent that the amount of the requested Swing Line Loan is otherwise available to the Borrower under the Revolving Credit Commitments and the Swing Line Commitment. Immediately following the funding of such Swing Line Loan the applicable Swing Line Lender shall provide the Administrative Agent (which shall promptly forward a copy thereof to the Borrower and the other Swing Line Lenders) with a written confirmation of the amount, the Borrowing Date, whether such Swing Line Loan is a Eurodollar Loan, a Base Rate Loan or a Money Market Rate Loan and maturity of such Swing Line Loan.
(a)Each Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs each Swing Line Lender to act on its behalf), on one Business Day's notice given by such Swing Line Lender to the Administrative Agent (which shall promptly forward such notice to each Revolving Credit Lender) no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate amount of any Swing Line Loans of such Swing Line Lender (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay such Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the applicable Swing Line Lender for application by such Swing Line Lender to the repayment of the Refunded Swing Line Loans.
(b)If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the applicable Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan would have been made pursuant to the notice referred to in Section 2.4(b)(the “Refunding Date”), purchase for cash an undivided participating interest in the Refunded Swing Line Loans by paying to the applicable Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender's Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of the Refunded Swing Line Loans.
(c)Whenever, at any time after the applicable Swing Line Lender has received from any Revolving Credit Lender such Lender's Swing Line Participation Amount, such Swing Line Lender receives any payment on account of the applicable Swing Line Loans, such Swing Line Lender will distribute to the Administrative Agent for further distribution to such Lender its Swing Line Participation

Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swing Line Loans then due); provided, however, that in the event that such payment received by such Swing Line Lender is required to be returned, such Revolving Credit Lender will return to such Swing Line Lender any portion thereof previously distributed to it by the Administrative Agent on behalf of such Swing Line Lender.
(d)Each Revolving Credit Lender's obligation to make the Revolving Credit Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the applicable Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.”
5.Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) to the applicable Swing Line Lender the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the maturity date thereof (but in any event not later than the Revolving Credit Termination Date), or in each case on such earlier date on which the Loans become due and payable pursuant to Section 2.3(b) or 8. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.
(c)The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(d)The Borrower agrees that, upon its receipt of notice of the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit C-1 or C-2, respectively (a “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and then outstanding principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit on the Closing Date.
6.Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof; provided, however, that no Commitment Fee shall accrue on any of the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For purposes of clarification, Swing Line loans shall be considered outstanding for the purpose of determining the unused portion of the Revolving Credit Commitment.
(a)The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates agreed to in the Fee Letters (or otherwise from time to time agreed to in writing by the Borrower and the Administrative Agent).
7.Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, without premium or penalty, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
8.Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (but including breakage costs, if any, pursuant to Section 2.17), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
9.Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans (other than Swing Line Loans) to Base Rate Loans by giving the Administrative Agent at least one Business Day prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans (other than Swing Line Loans) to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election no later than 12:00 noon, New York City time, three Business Days prior thereto (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the

Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is two weeks prior to the final scheduled termination or maturity date of the Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
(a)The Borrower may elect to continue any Eurodollar Loan (other than a Swing Line Loan which shall automatically convert into a Base Rate Loan upon its maturity pursuant to Section 2.11(c)) as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under the Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is two weeks prior to the final scheduled termination or maturity date of the Facility; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
10.Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
11.Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate applicable to such Eurodollar Loan plus the Applicable Margin with respect to Eurodollar Loans in effect for such day.
(a)Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin with respect to Base Rate Loans in effect for such day.
(b)Each Swing Line Loan which is a Money Market Loan or a Eurodollar Loan shall bear interest for each day on which it is outstanding prior to maturity thereof at a rate per annum equal to the applicable Money Market Rate or the rate then applicable to such Eurodollar Loan (including the Applicable Margin) and thereafter, at a rate per annum equal to the rate then applicable to Base Rate Loans (including the Applicable Margin) pursuant to this Section.
(c)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue)(to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans (including the Applicable Margin) plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans (including the Applicable Margin) plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (after as well as before judgment). If one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if, after giving a notice referred to in Section 2.4(b), for any other reason, as determined by the applicable Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Swing Line Loan shall bear interest until paid in full at a rate per annum equal to the rate then applicable to Base Rate Loans (including the Applicable Margin) plus 2%.
(d)Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.
12.Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(a)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
13.Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b)the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
14.Pro Rata Treatment and Payments. (a) Each borrowing (other than borrowings of Swing Line Loans) by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit Fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the Revolving Credit Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to such Lenders.
(a)Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit. Each payment by the Borrower on account of principal of or interest on Swing Line Loans shall be made to the applicable Swing Line Lender (to be applied, if applicable, as provided in Section 2.4(d)).
(b)The application of any payment of Loans under the Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under the Facility and, second, to Eurodollar Loans under the Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds (or, in the case of all payments by the Borrower of principal of or interest on Swing Line Loans, to the applicable Swing Line Lender for its account at such payment office as agreed between the Borrower and such Swing Line Lender, in Dollars and in immediately available funds). Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the Facility, on demand, from the Borrower.
(e)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(f)Subject to Section 2.21(a)(ii), upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.
15.Requirements of Law. (a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(iii)shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. For purposes of this clause (a) and clause (b) below, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Requirement of Law regardless of the date enacted, adopted or issued.
(a)If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.
(b)A certificate as to any additional amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
16.Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender immediately prior to the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
(a)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(c)Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a duly completed statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non‑U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non‑U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non‑U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non‑U.S. Lender is not legally able to deliver.
(d)A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
17.Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
18.Illegality. Notwithstanding any other provision herein, if after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest

Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
19.Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.
20.Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace with a replacement financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16 or gives a notice of illegality pursuant to Section 2.18, (b) defaults in its obligation to make Loans hereunder (or is otherwise a Defaulting Lender) or (c) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.18, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
21.Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.07), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Obligations were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.6 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3. If the Borrower Cash Collateralizes any portion of a Defaulting Lender's L/C Obligations pursuant to Section 2.22(a), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender's L/C Obligations during the period such Defaulting Lender's L/C Obligations are Cash Collateralized.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the

Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
2.22    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable

Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(d)) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Article 8), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 3.	LETTERS OF CREDIT
1.L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4, agrees to issue sight letters of credit on a standby basis (the “Letters of Credit”) in support of the L/C Supportable Obligations for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Notwithstanding the foregoing, no Issuing Lender shall have any obligation to issue any Letter of Credit on any date that is later than seven Business Days prior to the Revolving Credit Termination Date. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit may provide for the extension thereof for up to additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(a)No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (i) there shall have occurred and be continuing a Default or Event of Default shall exist or (ii) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
(b)So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letters of Credit, unless it is satisfied that the related exposure and such Defaulting Lender's then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders (by re-allocation among non-Defaulting Lenders (without the participation of such Defaulting Lender therein) as provided in Section 2.21(a)(iv)) and/or by Cash Collateral provided by such Defaulting Lender (and/or by the Borrower in accordance with Section 2.22(a)).
2.Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender (with a copy to the Administrative Agent) a Letter of Credit Request in the form of Exhibit G, attached hereto, accompanied by such other certificates, documents and other papers and other information as such Issuing Lender may request. If the Issuing Lender shall so reasonably request, each Letter of Credit Request shall be accompanied by an Application; provided that if the Administrative Agent reasonably determines that such Application contains all information required with respect to a Letter of Credit, no Letter of Credit Request shall be necessary. Upon receipt of any Letter of Credit Request, an Issuing Lender will process such request in accordance with its customary procedures. The Issuing Lender, upon determining that it has received an acceptable Letter of Credit Request, that the terms and conditions of the requested Letter of Credit are acceptable to it and that the Administrative Agent has confirmed that such issuance would not cause (i) the L/C Obligations to exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments to be less than zero, shall issue the Letter of Credit (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of a Letter of Credit Request). The original of any Letter of Credit shall be delivered to the beneficiary thereof or as otherwise agreed to by the Borrower and the Issuing Lender. Promptly after the issuance or amendment of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall notify each L/C Participant of such issuance or amendment, and if so requested by an L/C Participant, the Administrative Agent shall provide such L/C Participant with copies of such issuance or amendment.
3.Fees and Other Charges. (a) The Borrower will pay a fee to the Administrative Agent, for the ratable benefit of the Revolving Credit Lenders, on the daily aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility ( the “Letter of Credit Fee”), shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, any fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.1(c) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the Borrower to the extent that the Borrower has provided Cash Collateral on account of such Defaulting Lender pursuant to Section 2.22(a) and otherwise to the Issuing Lender for its own account; provided further that any fee payable to a Defaulting Lender shall be subject to Section 2.21(a)(iii). In addition, except as otherwise agreed to between the relevant Issuing Lender and the Borrower, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 0.125% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. Notwithstanding anything to the contrary contained herein, while any of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, the Letter of Credit Fee shall accrue at a rate equal to the Applicable Margin plus 2% per annum.
(a)In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender quarterly in arrears on each L/C Fee Payment Date for such reasonable, normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
4.L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Revolving Credit Percentage of each Issuing Lender's obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at the Funding Office (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The failure of any L/C Participant to make any payment pursuant to this Section 3.4 shall not relieve any other L/C Participant of its obligation hereunder.
(a)If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(b)Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant's pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.
5.Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, within one Business Day (or two Business Days if the Borrower and the Administrative Agent are notified on after 11:00 a.m. New York City time on such date) after the Business Day on which such Issuing Lender notifies the Borrower and the Administrative Agent of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.11(b) and (ii) thereafter, Section 2.11(c). Each notice from an Issuing Lender of a drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans (or, at the option of the Administrative Agent and the applicable Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.2 (or, if applicable, Section 2.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
6.Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable to the Borrower for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower, the Lenders and any other party hereto agree that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, including without limitation the payment thereof, absent a finding of gross negligence or willful misconduct of the Issuing Lender as determined by a final and nonappealable decision of a court of competent jurisdiction, shall be binding on the Borrower, the Lenders and any other party hereto and shall not result in any liability of such Issuing Lender to the Borrower, the Lenders or any other party hereto.
7.Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
8.Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
9.Existing Letters of Credit. The Borrower, the Administrative Agent, the Revolving Credit Lenders and the Issuing Bank hereby acknowledge that on and as of the Closing Date the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit under this Agreement and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued under this Agreement by the relevant Issuing Bank, the whole without novation of all of the obligations of Borrower to each relevant Issuing Bank in respect of said Existing Letters of Credit.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
1.Financial Condition
(a)The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2011 (including the notes thereto)(the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared in good faith based on information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its Subsidiaries as of March 31, 2011.
(b)The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by a report from Deloitte & Touche LLP, a copy of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and cash flows for the period then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and cash flows for the three-month period then ended (subject to normal year‑end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long‑term leases or unusual forward or long‑term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or disclosed in SEC Reports filed prior to the date hereof. During the period from March 31, 2011 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property except as has been expressly disclosed in SEC Reports filed prior to the date hereof.
2.No Change. Since December 31, 2010 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect except as has been expressly disclosed in SEC Reports filed prior to the date hereof.
3.Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent to so qualify and be in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect (and, in any event, the Borrower is duly qualified as a foreign corporation and in good standing under the laws of the States of Montana and South Dakota), and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) consents, authorizations, filings or notices which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document upon execution will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries (other than violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect and after taking into consideration all consents and waivers obtained by the Borrower prior to the date hereof) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.
6.No Material Litigation. Except as set forth on Schedule 4.6 or disclosed in SEC Reports filed prior to the date of this Agreement, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
7.No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.
8.Ownership of Property. Except as set forth on Schedule 4.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, or other appropriate property rights in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property.
9.Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for any such Intellectual Property that if it were not so owned or licensed could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.Taxes. Each of the Borrower and its Material Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Material Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
11.Federal Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no proceeds of any extension of credit hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock”, except in compliance with applicable law and regulations.
12.Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
13.ERISA. Except as disclosed on Schedule 4.13: (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.
14.Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Except as set forth on Schedule 4.14, the Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
15.Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof and each Material Subsidiary is indicated by an asterisk on Schedule 4.15. Schedule 4.15 sets forth as of the date hereof the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.
(a)There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.
16.Environmental Matters. Except as set forth on Schedule 4.17 or disclosed in SEC Reports filed prior to the date hereof, other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)The Borrower and its Material Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
(b)Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Material Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Material Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower's or any of its Material Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Material Subsidiaries (excluding any use restrictions that may be applicable to any such real property as of the date hereof).
(c)There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Material Subsidiaries is, or to the knowledge of the Borrower or any of its Material Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Material Subsidiaries, threatened.
(d)Neither the Borrower nor any of its Material Subsidiaries has been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
(e)Neither the Borrower nor any of its Material Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, the obligations of the Borrower and its Material Subsidiaries under which remain unsatisfied and unwaived (other than ongoing compliance obligations under any Environmental Law).
(f)Neither the Borrower nor any of its Material Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
17.Accuracy of Information, etc. All information, reports and other papers and data (other than projections) with respect to the Borrower or any Material Subsidiary furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, in each case at the date thereof, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects. All projections with respect to the Borrower or any Material Subsidiary, if furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections. No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contained as of the date thereof any untrue statement of a material fact, or omitted to state any such material fact necessary in order to make the statements contained therein not misleading.
18.Solvency. The Borrower is, and after giving effect to the transactions contemplated hereby and the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.
SECTION 5. CONDITIONS PRECEDENT
1.Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.
(b)No Default or Event of Default. There shall not exist (pro forma for the incurrence of the Facility) any Default or Event of Default.
(c)Approvals. All governmental and third party approvals necessary or, in the reasonable discretion of the Joint Lead Arrangers, advisable in connection with the transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the financings contemplated hereby.
(d)Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. Without limiting the generality of the foregoing, all fees required to be paid under the Fee Letters as of the Closing Date shall have been paid in full. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
(e)Closing Certificate. The Administrative Agent shall have received certificates of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.
(f)Legal Opinions. The Administrative Agent shall have received an executed legal opinion addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Joint Lead Arrangers from Timothy P. Olson, Senior Corporate Counsel and Corporate Secretary of the Borrower and its Subsidiaries.
2.Conditions to Each Extension of Credit or Increase of Revolving Credit Commitments. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, any extension of credit made on the Closing Date) or to increase the Revolving Credit Commitments hereunder are subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents, other than those in Sections 4.2 and 4.6 (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date.
(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.	AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other Obligation is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
1.Financial Statements. Furnish to the Administrative Agent (which shall make available such items to the Lenders):
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the actual figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing, provided that delivering to the Administrative Agent copies of the Borrower's Annual Report on Form 10-K for such period shall satisfy the foregoing requirements; and
(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the actual figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments and the absence of footnotes), provided that delivering to the Administrative Agent copies of the Borrower's Quarterly Report on Form 10-Q for such period shall satisfy the foregoing requirements;
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Information required to be delivered pursuant to the foregoing Section 6.1(a) and (b) or pursuant to Section 6.2(c) below shall be deemed to have been delivered on the date on which Borrower delivers copies of such information to the Administrative Agent or on the date on which the Borrower provides notice (including notice by e-mail) to the Administrative Agent (which notice the Administrative Agent will convey promptly to the Lenders) that such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.2(a) or (b) and (ii) the Borrower shall deliver paper copies of such information to the Administrative Agent, and the Administrative Agent shall deliver paper copies of such information to any Lender that requests such delivery.
2.Certificates; Other Information. Furnish to the Administrative Agent (which shall make available such items to the Lenders):
(a)concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to the professional standards and customs of their profession);
(b)concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;
(c)within five Business Days after the same are sent, copies of all reports that the Borrower sends to the holders of any class of its public equity securities and, within five Business Days after the same are filed, copies of all registration statements, SEC Reports and other material reports that the Borrower may file with the SEC;
(d)concurrently with the delivery thereof or promptly after receipt thereof, a copy of all notices of default by the Borrower under either Indenture or the Senior Note Indenture; and
(e)promptly, such additional financial and other information (including any bondable capacity reports or information then available) as any Lender may, through the Administrative Agent, from time to time reasonably request.
3.Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, material to the Borrower and its Subsidiaries taken as a whole, except where the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
4.Conduct of Business and Maintenance of Existence; Compliance.
5.(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.2 and except, in the case of clause (ii) above, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and casualties excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and (c) except pursuant to Dispositions not prohibited hereby, maintain ownership, directly (and not through any Subsidiary), of all or substantially all of the businesses and assets of the Utility Business.
7.Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

8.Notices. Within five days after the Borrower has knowledge of such event or circumstance under clause (a) below, within ten days after the Borrower has knowledge of such event or circumstance under clause (b), (c) or (f) below, and within thirty days after the Borrower has knowledge of such event or circumstance under clause (d) or (e) below, give notice to the Administrative Agent of:
(a)the occurrence of any Default or Event of Default;
(b)any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Material Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Material Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)any litigation or proceeding affecting the Borrower or any of its Material Subsidiaries (i) in which the amount involved is $30,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which if such relief is obtained could reasonably be expected to have a Material Adverse Effect, or (iii) which directly relates to any Loan Document;
(d)(i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;
(e)any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower; and
(f)any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto. For purposes of this Section 6.7, the Borrower shall be deemed to have knowledge of an event or circumstance if (i) the chief executive officer, president, chief financial officer, treasurer, general counsel or any assistant general counsel has actual knowledge or receives written notice thereof or (ii) any other officer of the Borrower charged with responsibility for the matter that is the subject of such notice requirement knows or should have known that such notice was required.
9.Environmental Laws. (a) Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in any such case as such failure to comply or obtain would not reasonably be expected to have a Material Adverse Effect.
(a)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under material Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
10.Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the

Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
11.Use of Proceeds. Use proceeds of the Loans for general corporate purposes (including commercial paper support) of the Borrower and its Subsidiaries in the ordinary course of business. Use Letters of Credit to support payment obligations of the Borrower or its Subsidiaries in each case incurred for general corporate purposes (including commercial paper support) of the Borrower and its Subsidiaries in the ordinary course of business.
12.Credit Ratings. Use commercially reasonable efforts to maintain ratings by each of Moody's, Fitch and Standard & Poor's with respect to the Facility.
SECTION 7. NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other Obligation is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
1.Consolidated Debt to Capitalization Ratio. Permit the Consolidated Debt to Capitalization Ratio as of the end of any fiscal quarter to exceed 65.0%.
2.Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or, in the case of the Borrower, Dispose of all or substantially all of the South Dakota Utility Business or the Montana Utility Business, except that:
(a)any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and
(b)any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower.
3.Limitation on Transactions with Affiliates. Other than any transaction set forth on Schedule 7.3, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower and its Subsidiaries) unless such transaction is (a) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.
4.Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.
5.Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Material Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) the Senior Notes, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (e) any other agreement listed on Schedule 7.5.
6.Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary to (a) pay dividends or make distributions with respect to the Capital Stock of such Subsidiary held by the Borrower or any other Subsidiary or (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing on the date hereof under the Indentures, (iii) any restrictions existing under the Senior Notes and (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
7.Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
SECTION 8. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b)any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
(c)the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4 (a)(with respect to the Borrower only) or Section 7 of this Agreement; or
(d)the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, other than as provided in paragraphs (a) through (c) of this Section, and such default shall continue unremedied for a period of 30 days; or
(e)the Borrower or any of its Material Subsidiaries shall (i) default in making any payment of any principal of, or interest on, any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph ý(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $30,000,000; or
(f)(i) the Borrower or any of its Material Subsidiaries shall commence any case,

proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA in an involuntary or distress termination, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(h)one or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)there shall occur an “Event of Default” under the South Dakota First Mortgage Indenture or the Senior Note Indenture or a “Default” under the Montana First Mortgage Indenture; provided that the waiver or cure of such “Event of Default” under the South Dakota First Mortgage Indenture or the Senior Note Indenture, or such “Default” under the Montana First Mortgage Indenture, as the case may be, and the rescission and annulment of the consequences thereof under such Indenture will constitute a cure of the corresponding Event of Default hereunder and a rescission or annulment of the consequences thereof; or
(j)any Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. The Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, of the Cash Collateral shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9.	THE AGENTS
1.Appointment. Each Lender hereby irrevocably designates and appoints the Agents (for the purposes of this Section 9 the term “Agents” shall also include any Issuing Lender acting in its capacity as such) as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
2.Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.
3.Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
4.Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
5.Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
6.Non‑Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.
7.Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
8.Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
(a)The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.
(b)After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
10.The Joint Lead Arrangers; the Syndication Agent; the Co-Documentation Agents. Neither the Joint Lead Arrangers, the Syndication Agent nor the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
SECTION 10. MISCELLANEOUS
1.Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall, without the consent of the requisite Lenders specified below:
(i)forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
(ii)amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of all the Lenders;
(iii)amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Required Lenders;
(iv)reduce the percentage specified in the definition of Required Lenders without the consent of all of the Lenders;
(v)amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;
(vi)amend, modify or waive any provision of Section 2.3 or 2.4 without the consent of the Swing Line Lenders or alter its rights or obligations with respect to the Swing Line Loans;
(vii)amend, modify or waive any provision of Section 2.14 or 10.7 without the consent of each Lender directly affected thereby;
(viii)amend, modify or waive any provision of Section 3 (or Annex B) without the consent of each Issuing Lender affected thereby;
(ix)impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of all the Lenders; or
(x)except as provided in Section 2.21, change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.14, without the written consent of each Lender whose pro rata share could otherwise be reduced thereby.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.
For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
For the avoidance of doubt, an increase in the Revolving Credit Commitments pursuant to Section 2.1(b) shall not be deemed an amendment, modification or supplement to this Agreement.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
2.Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Northwestern Corporation 3010 West 69th Street Sioux Falls, South Dakota 57108 Attention: Chief Financial Officer Telephone: (605) 978-2909 Facsimile: (605) 978-2910
with a copy to:	Northwestern Corporation 208 N Montana Avenue, Suite 205 Helena, Montana 59601 Attention: General Counsel Telephone: (406) 443-8958 Facsimile: (406) 449-8331
The Syndication Agent:	John E. Zur JPMorgan Chase Bank, N.A. 10 South Dearborn, 9th Floor Chicago, IL 60603 Telephone: (312) 732-1754 Facsimile: (312) 732-1762
The Administrative Agent:	Gerund Gore Agency Management Mail Code: IL4-135-05-41 Telephone: (312) 992-8588 Facsimile: (312) 453-3635
Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower
Swing Line Lender:	As notified by such Swing Line Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the any Agent, any Issuing Lender or any Lender shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
3.No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
4.Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
5.Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out‑of‑pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse the Agents and any Issuing Lender and, if incurred during the continuance of an Event of Default, each Lender for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender, each Issuing Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Agents for, and hold each Lender, each Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Issuing Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information, data, reports or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (unless it is finally judicially determined that such interception was directly a result of the gross negligence or willful misconduct of such Indemnitee) or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Brian Bird (Telephone No.(605) 978-2909)(Fax No. (605) 978-2910), at the address of the Borrower set forth in Section 10.3, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
6.Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
(a)Any Lender may, in the ordinary course of its business, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
(b)Any Lender (an “Assignor”) may, in the ordinary course of its business, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lenders (which, in each case, shall not be unreasonably withheld or delayed)(provided that no consent from the applicable parties need be obtained by any Bank of America Entity in its capacity as Assignor (other than, solely in the case of any assignment of Revolving Credit Commitments, the consent of the Issuing Lender and the Swing Line Lenders (which, in each case, shall not be unreasonably withheld or delayed)), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lenders is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that with respect to assignments of Revolving Credit Commitments, no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) and, after giving effect thereto, such Assignor shall have Revolving Credit Commitments and Revolving Credit Loans aggregating at least $5,000,000 (if holding any), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.15, 2.16 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts and minimum hold amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated.
(c)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(d)The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.
(e)Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment by the applicable Assignor or Assignee to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Bank of America Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. The Borrower, at its own expense, promptly upon receipt of a request by the Administrative Agent, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment, upon request, a new Revolving Credit Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of the relevant assignment and shall otherwise be in the form of the Note or Notes replaced thereby.
(f)For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower's consent which will not be unreasonably withheld. This paragraph (f) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.
7.Adjustments; Set‑off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(a)Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender, including without limitation each Issuing Lender, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
8.Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
9.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Joint Lead Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
12.Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
13.Acknowledgments. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)no Joint Lead Arranger, Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower and the Lenders.
14.Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided or made available to it by, or on behalf of, the Borrower in connection with this Agreement and the transactions contemplated hereby; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Joint Lead Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority or self regulatory organization having jurisdiction over it, (e) in response to any order, audit, request, review or inquiry of any court or other Governmental Authority or self regulatory organization or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding relating to any Obligation, this Agreement, any other Loan Document, the Indentures, or any transaction contemplated hereby or thereby, (g) that has been publicly disclosed other than in breach of this Section, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.
15.Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
16.WAIVERS OF JURY TRIAL. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
17.USA PATRIOT ACT. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any

Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[Remainder of Page Intentionally Blank. Signature pages Follow.]

Signature Page to NorthWestern Corporation
Amended and Restated Credit Agreement

Signature Page to NorthWestern Corporation
Amended and Restated Credit Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
NORTHWESTERN CORPORATION,
as Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:
BANK OF AMERICA, N.A.,
as a Lender

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.
as a Lender

By:
Name:
Title:

UNION BANK, N.A.
as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH
as a Lender

By:
Name:
Title:

By:
Name:
Title:

UBS LOAN FINANCE LLC,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:

Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Commitment Appendix
Lender	Commitment Amount
Bank of America, N.A.	$50,000,000.00
JPMorgan Chase Bank, N.A.	50,000,000.00
U.S. Bank National Association	37,500,000.00
Union Bank, N.A.	37,500,000.00
KeyBank National Association	37,500,000.00
UBS Loan Finance LLC	37,500,000.00
Deutsche Bank AG New York Branch	25,000,000.00
Credit Suisse AG, Cayman Islands Branch	25,000,000.00
Total	$300,000,000.00

6156923v1
NY3 3089069.5A

ANNEX A
PRICING GRID
The Commitment Fee Rate and the Applicable Margin for Revolving Credit Loans shall be, at any time subsequent to the issuance of a credit rating for the Obligations, the rate per annum set forth in the table below opposite the Facilities rating of Standard & Poor's Ratings Services, Moody's Investor Service

Inc. and Fitch (collectively, the “Rating Agencies”).

LEVEL	Debt Rating	Commitment Fee	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Letter of Credit Fee
I	> or equal to A / A2/A	10.0 bps	87.5 bps	0 bps	87.5 bps
II	A- / A3/A-	12.5 bps	112.5 bps	12.5 bps	112.5 bps
III	BBB+ / Baa1/ BBB+	17.5 bps	125.0 bps	25.0 bps	125.0 bps
IV	> BBB / Baa2/BBB	22.5 bps	150.0 bps	50.0 bps	150.0 bps
V	< or equal to BBB- / Baa3/BBB-	27.5 bps	175.0 bps	75.0 bps	175.0 bps

For purposes hereof, as of any date of determination, the foregoing ratings shall be those credit ratings then published by the Ratings Agencies (collectively, the “Debt Ratings”) with respect to the Borrower's noncreditenhanced, senior unsecured longterm debt; provided that if a Debt Rating is issued by each of the Ratings Agencies and there is a split rating, then the two highest of such Debt Ratings shall apply (with the Debt Rating for Pricing Level V being the lowest and the Debt Rating for Pricing Level I being the highest) in determining the Pricing Level. If there is a single level split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the higher Debt Rating of the two highest shall apply in determining the Pricing Level or, if there is a multiple-level split in Debt Ratings of the two highest ratings of the Ratings Agencies, then the Debt Rating that is one level lower than the highest rating shall apply in determining the Pricing Level.

ANNEX B

EXISTING LETTERS OF CREDIT

L/C Number	Beneficiary	Amount	Maturity Date
3,100,131	Morgan Stanley	$1.00	7/2/2011
3,100,132	Environmental Protection	$167,000.00	7/6/2011
3,100,699	Citigroup Energy	$1.00	9/2/2011

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

1.The borrower is subject to Section 204 of the Federal Power Act. The Borrower applied to the Federal Energy Regulatory Commission (the “FERC”) for authority to borrow on a short-term, revolving basis up to a maximum of $350 million in connection with a credit facility pursuant to its “Application of NorthWestern Corporation for Authorization Under Section 204 of the Federal Power Act and Request for Shortened Comment Period” dated May 20, 2011, Docket No. ES11-34-000. The FERC authorized the Borrower, pursuant to Section 204 and consistent with the foregoing application, to borrow under a senior credit facility in an amount not to exceed $350 million, pursuant to the FERC's Order dated June 20, 2011, Docket No. ES11-34-000

(NorthWestern Corporation, 135 FERC ¶ 62,239 (2011).

2.The Montana Public Service Commission (“MPSC”) takes the position that its approval is required in connection with the issuance of debt by entities subject to the regulation and oversight of the MPSC. The Borrower is subject to the regulation and oversight of the MPSC in connection with its conduct of the utility business in the State of Montana, including, without limitation, with respect to the issuance of debt securities specifically relating to such business. Without conceding its position that the MPSC may not have jurisdiction over this financing, the Borrower filed with the MPSC its application, dated November 29, 2010, pursuant to the Montana Code Annotated §§ 69-3-501 through 69-3-507, seeking, among other things, authorization for the Borrower to issue unsecured debt securities in an amount not to exceed $350 million. Pursuant to the MPSC's Final Order dated December 14, 2010, the MPSC authorized the Borrower, consistent with the foregoing application, to issue unsecured debt securities in an amount not to exceed $350 million.

SCHEDULE 4.6

LITIGATION

None.

SCHEDULE 4.8

TITLE TO PROPERTY

None.

SCHEDULE 4.13

ERISA

4.13(c)
(1)    As of December 31, 2008, the present value of all accrued benefits under the NorthWestern Corporation Pension Plan exceeded the value of the assets of such plan by $7,400,000 (calculated on an ASC 715 basis using an interest rate of 5.00%).
(2)    As of December 31, 2008, the present value of all accrued benefits under the NorthWestern Energy Pension Plan exceeded the value of the assets of such plan by $43,300,000 (calculated on an ASC 715 basis using an interest rate of 5.25%).

SCHEDULE 4.14

LIMITING REGULATIONS

See Schedule 4.4.

SCHEDULE 4.15

SUBSIDARIES OF THE BORROWER

EXHIBIT A
A-91

Name of Company	Jurisdiction of Organization	Percentage Owned

NorthWestern Services, LLC	Delaware	100
Canadian-Montana Pipe Line Corporation	Canada	100
Montana Generation, LLC	Delaware
100 Indirect ownership. Montana Generation, LLC is 100% owned by NorthWestern Services LLC.

Clark Fork and Blackfoot, L.L.C.	Montana	100
NorthWestern Investments, LLC	Delaware	100
Blue Dot Services, LLC	Delaware
100 Indirect ownership. Blue Dot Services, LLC is 100% owned by NorthWestern Investments, LLC.

Blue Dot Capital, LLC	Delaware
100 Indirect ownership. Blue Dot Capital, LLC is 100% owned by Blue Dot Services, LLC.

Risk Partners Assurance, Ltd.	Bermuda	100

SCHEDULE 4.17

ENVIRONMENTAL

Section 4.17 (a)(i)-(iv):

1.
As set forth in the Borrower's SEC Reports, the Borrower holds certain joint ownership interests in power generation facilities that service its South Dakota utility load. These power plants are fueled by coal. The United Stated Environmental Protection Agency (“EPA”) is conducting an enforcement initiative at a number of coal-fired power plants across the United States in an effort to determine whether modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. In connection with this initiative, the EPA has requested information from the Borrower regarding certain of its South Dakota operations under Section 114(a) of the Clean Air Act (Section 114). The EPA has issued similar requests to certain power plants previously owned by The Montana Power Company, including the Corrette and Colstrip power plants, the latter of which the Borrower continues to own a 30% interest in Unit #4. The Section 114 information requests required that the Borrower provide responses to specific EPA questions regarding certain projects and maintenance activities that the EPA believes could have violated the New Source Performance Standard and New Source Review requirements of the Clean Air Act. The EPA contends that power plants are required to update emission controls at the time of major maintenance or capital activity. The Borrower believes that maintenance and capital activities preformed at its jointly-owned power plants were routine in nature and typical for the industry. The Borrower has complied and continues to comply with these information requests, the EPA has not filed an enforcement action against the Borrower, but the Borrower cannot predict the outcome of this investigation at this time. Should the EPA determine to take action, the resulting additional costs to comply could be material.

2.	The Borrower owns or previously owned real property upon which manufactured gas plants previously operated in the states of Montana, South Dakota and Nebraska.

Contamination may continue to exist in soils at these locations in levels that exceed certain state or federal environmental standards and which may impact or already may have impacted groundwater and which require further remediation. At present, the Borrower cannot estimate with a reasonable degree of certainty the total costs of any cleanup at these locations. Based upon findings from prior investigations, the Borrower's current environmental liability reserves, applicable insurance coverage, and the Borrower's belief that it will be able to recoup prudently incurred costs in rates, the Borrower does not expect cleanup costs at these locations to be material.

3.
In 2010, Borrower responded to an information request to The Clark Fork and Blackfoot L.L.C. from the U.S. Environmental Protection Agency regarding its relationship to properties in the Great Falls area that were formerly owned and operated by the Montana Power Company, and that might contain contamination related to the ACM Smelter and Refinery Site (ACM Site), which had then been proposed for listing on the National Priorities List for cleanup under the Superfund.  In June 2011, after the ACM Site was formally listed on the NPL, EPA sent special notice letters regarding the ACM Site to the smelter owner, Atlantic Richfield, and to BNSF railroad, demanding that those parties submit a good faith proposal for conducting the investigation of the property within sixty days.  EPA also sent a general notice letter to Borrower with respect to the former BNSF railroad right of way property which EPA has proposed for investigation and possible remediation as part of the ACM Site.   Borrower is the current owner of a portion of the rail bed, which Montana Power had purchased from BNSF, and may have indemnification obligations with respect to other portions of the rail bed.   EPA has not requested that Borrower participate in the remedial investigation.  However, it is anticipated that Borrower, as current owner of a portion of the property, will become involved in that investigation process.  Borrower does not expect the outstanding cleanup costs to be material.

Section 4.17(b)(i)-(iii):

1.	See discussion above regarding the Borrower's former manufactured gas plant locations.

2.
Based upon discovery of organic wastes (PCBs & hydrocarbons) at the Montana Street Operating Center (“MSOC”), the State of Montanan Solid & Hazardous Waste Bureau notified The Montana Power Company of its intent to perform a preliminary assessment at the site for possible inclusion on the NPL. Before the MSOC site was scored, the USEPA notified The Montana Power Company that the property was located within the existing Butte Priority Soils Operable Unit (“BPSOU”) Superfund site. The Montana Power Company negotiated a “de minimis” settlement with the EPA for its liability with the BPSOU site, settling most of its liability in a Consent Decree approved by the United States District Court for the District of Montana, and received contribution protection in the event other potentially responsible parties' claim contribution for related cleanup costs. The MSOC site may be subject to future regulatory action or voluntary cleanup activities for organic compounds found in the soil (TPH, PCBs) at its Montana Street site. The Borrower assumed this potential liability under the terms of its acquisition of the utility assets of The Montana Power Company and cannot estimate with a reasonable degree of certainty the total costs, if any, for cleanup of this site. The Borrower does not expect cleanup costs to be material.

3.	In April 1998, the Montana Power company identified and reported a release of hydrocarbons during the replacement of a dispensing unit associated with an underground storage tank located at its Helena Operating Center. Impacted soils were removed and groundwater monitoring wells were installed. With the acquisition of the Montana Power Company, Borrower succeeded to the liability associated with the site. To date, hydrocarbons remain detectable at low levels in groundwater and soil vapor extraction efforts are underway to remove the contaminants. Borrower does not expect the outstanding cleanup costs to be material.

Section 4.17(c):

See section 4.17(a) and (b).

Section 4.17(d):

See section 4.17(b).

Section 4.17(e):

See discussion above regarding the Consent Decree governing the BPSOU.

SCHEDULE 7.3

AFFILIATE TRANSACTIONS

None.

SCHEDULE 7.5

NEGATIVE PLEDGES

Stipulation and Settlement Agreement dated July 8, 2004 by and among the Borrower, MPSC and the Montana Consumer Counsel.

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 6.2 (b) of the Amended and Restated Credit Agreement, dated as of June 30, 2011, as amended, supplemented or modified from time to time (the “Credit Agreement”), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Bank of America, N.A., as administrative agent.
I am the duly elected, qualified and acting [____________], and a Responsible Officer, of the Borrower.
I have reviewed and am familiar with the contents of this Certificate.
I have reviewed the terms of the Credit Agreement and the Loan Documents to which the Borrower is a party and have made, or caused to be made under my supervision, a review in reasonable detail of the financial condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].
Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.
IN WITNESS WHEREOF, I execute this Certificate this _____ day of _______, 20__.
NORTHWESTERN CORPORATION

By:
Title:

Attachment 2
to EXHIBIT A

A-98
The information described herein is as of _________, and pertains to the period from __________ __, 20__ to ____________ __, 20__.
[Set forth Covenant Calculations]

B-2

EXHIBIT B

B-1

SECRETARY'S CERTIFICATE

Pursuant to subsection 5.1(e) of the Amended and Restated Credit Agreement dated as of June 30, 2011 (the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meanings given such terms in the Credit Agreement), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to thereto (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent, the undersigned hereby certifies that he is the duly elected and qualified Corporate Secretary of the Borrower and in such capacity further certifies as follows:
SECTION 11. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower on April 26, 2011 such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.
SECTION 12. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.
SECTION 13. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
SECTION 14. Attached hereto as Annex 4 are certificates of existence or similar certificates, as the case may be, from the Secretary of State or similar state official of Delaware and each other state in which the Borrower is qualified to do business.
SECTION 15. Attached hereto as Annex 5 are true and complete copies of the application of the Borrower to the Federal Energy Regulatory Commission (“FERC”) and the related order issued by the FERC, which order authorizes the incurrence of Indebtedness under the Credit Agreement.
SECTION 16. Attached hereto as Annex 6 are true and complete copies of the application of the Borrower to the Montana Public Service Commission (“MPSC”) and the related order issued by the MPSC, which order authorizes the incurrence of Indebtedness under the Credit Agreement.
SECTION 17. Brian B. Bird is the duly elected and qualified Vice President, Chief Financial Officer and Treasurer of the Borrower, and the signature appearing opposite his name below is his true and genuine signature. Mr. Bird is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party.
NAME                OFFICE            SIGNATURE

Brian B. Bird            Vice President, Chief     _____________________
Financial Officer and
Treasurer

The undersigned have executed this Secretary's Certificate as of June 30, 2011.

__________________________________
Timothy P. Olson

Corporate Secretary

I, Brian B. Bird, Vice President, Chief Financial Officer and Treasurer of the Borrower, certify that Timothy P. Olson is the duly qualified Corporate Secretary of the Borrower and that the signature set forth above is his genuine signature.

__________________________________
Brian B. Bird
Vice President, Chief Financial Officer and Treasurer

C-1-4

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$____________    New York, New York
[DATE]
FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION d/b/a NORTHWESTERN ENERGY, a Delaware corporation (the “Borrower”), hereby promises to pay to ___________________ (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) _________ DOLLARS ($______), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of the Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.
This Note (a) is one of the Revolving Credit Notes referred to in the Amended and Restated Credit Agreement dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE

CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
NORTHWESTERN CORPORATION

By:
Name:
Title:

C-1-3
Schedule A
to Revolving Credit Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Revolving Credit Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

C-2-2

EXHIBIT C-2
C-2-1

FORM OF SWING LINE NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$_____________    NEW YORK, NEW YORK
[DATE]
FOR VALUE RECEIVED, the undersigned, NORTHWESTERN CORPORATION d/b/a NORTHWESTERN ENERGY, a Delaware corporation (the “Borrower”), hereby promises to pay _________________, (the “Swing Line Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as herein defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) ________ dollars ($___________), or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of such Credit Agreement.
The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.
This Note (a) is one of the Swing Line Notes referred to in the Amended and Restated Credit Agreement dated as of June 30, 2011 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Swing Line Lender, the other banks and financial institutions or entities from time to time parties thereto, and Bank of America. N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE

CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
NORTHWESTERN CORPORATION

BY:
Name:
Title:
Schedule A
to Swing Line Note
LOANS AND REPAYMENTS OF SWING LINE LOANS

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

D-4

EXHIBIT D
D-1

FORM OF

ASSIGNMENT AND ACCEPTANCE
Reference is made to the Amended and Restated Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (“Lenders”), and Bank of America, N.A., as administrative agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor's rights and obligations under the Credit Agreement with respect to the credit facility contained in the Credit Agreement as set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.
The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facility and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements (to the extent required to be delivered by the Borrower under the Credit Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.16(d) of the Credit Agreement.
The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]
From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

D-3
Schedule 1
to Assignment and Acceptance
Name of Assignor: __________________________
Name of Assignee: __________________________
Effective Date of Assignment: _________________

Credit Facility Assigned	Principal Amount Assigned	Revolving Credit Percentage Assigned Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.
Revolving Credit Facility	$____________________	_______.______%

[Name of Assignor]	[Name of Assignee]

By:___________________________________ Title	By:___________________________________ Title

Accepted:	Consented To:
BANK OF AMERICA, N.A, as Administrative Agent	NORTHWESTERN CORPORATION

By:___________________________________ Title	By:___________________________________ Title
BANK OF AMERICA, N.A, as Swing Line Lender	BANK OF AMERICA, N.A., as Issuing Lender
By:___________________________________ Title	By:___________________________________ Title
U.S. BANK NATIONAL ASSOCIATION, as Swing Line Lender	[Additional Issuing Lenders and Swing Line Lenders]
By:___________________________________ Title

EXHIBIT E

FORM OF EXEMPTION CERTIFICATE
Reference is made to the Amended and Restated Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Bank of America, N.A., as administrative agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. _______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.16 (d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.
The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.
[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

F-2

EXHIBIT F
F-1

FORM OF BORROWING NOTICE
Date: ___________, _____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 30, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
The undersigned hereby requests (select one):
A Borrowing of Revolving Credit Loans
A conversion or continuation of Revolving Credit

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

4.	[Type of Loan requested]

5.	For Eurodollar Rate Loans: with an Interest Period of months.
The Revolving Credit Borrowing requested herein complies with Section 2.2 of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 5.2 shall be satisfied on and as of the date of the Borrowing Date.
NORTHWESTERN CORPORATION
as the Borrower

By:
Name:
Title:

G-2
EXHIBIT G
G-1

FORM OF LETTER OF CREDIT REQUEST

Dated           Date of Letter of Credit Request which will be on or after the Initial Borrowing Date and prior to the 7th Business Day prior to the Revolving Credit Termination Date.

Bank of America N.A., as Administrative Agent
under the Amended and Restated Credit Agreement (as amended, supplemented or modified for time to time, the “Credit Agreement”) dated as of June 30, 2011 among Northwestern Corporation (the “Borrower”) and d/b/a NorthWestern Energy.

135 South LaSalle Street
Chicago, IL 60603

[Name and Address of applicable Issuing Lender]     If Bank of America is the Issuing Lender insert the following name and address: 22621-TOC-STANDBY L/C-LA Los Angeles 1000 W. Temple St. Mail Code: CA9-705-07-05 Los Angeles, CA 90012-1514 Attention: Mane Badalyan Phone: 213-481-7841 Email: mane.v.badalyan@baml.com.
Dear Ladies and Gentlemen:
We hereby request that the Issuing Lender, in its individual capacity, issue a standby Letter of Credit for the account of the undersigned on           Date of Issuance which shall be at least four (4) Business Days from the date hereof (or such shorter period as is reasonably acceptable to the respective Issuing Lender).        (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of           Aggregate initial amount of the Letter of Credit.      .
For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall have the respective meaning provided such terms in the Credit Agreement.
The beneficiary of the requested Letter of Credit will be           Insert name and address of beneficiary.      , and such Letter of Credit will be in support of           Insert brief description of the L/C Supportable Obligations.       and will have a stated expiration date of           Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) the first anniversary of the date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date.      . We hereby certify that:
(1)    Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents to which it is a party other than those in Sections 4.2 and

4.6 of the Credit Agreement (except to the extent applicable to an earlier date) is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof; and
(2)    No Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

NORTHWESTERN CORPORATION

By    ___________________________
Name:
Title:

PA
H-2

EXHIBIT H
H-1

FORM OF NEW LENDER SUPPLEMENT
NEW LENDER SUPPLEMENT, dated _________________, to the Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the Lenders party thereto, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
W I T N E S S E T H :
WHEREAS, the Credit Agreement provides in Section 2.1(c) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and
WHEREAS, the undersigned now desires to become a party to the Credit Agreement;
NOW, THEREFORE, the undersigned hereby agrees as follows:
1.The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Credit Commitment of $__________________.
2.The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements (to the extent required to be delivered by the Borrower under the Credit Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.16(d) of the Credit Agreement.
3.The undersigned's address for notices for the purposes of the Credit

Agreement is as follows:
[INSERT NOTICE ADDRESS]
IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER] By Name: Title:
Accepted this _____ day of ______________, ____.

NORTHWESTERN CORPORATION, as Borrower By Name: Title:

Accepted this ____ day of ______________, ____.
BANK OF AMERICA, N.A., as Administrative Agent By Name: Title:

EXHIBIT I
FORM OF INCREASED REVOLVING COMMITMENT ACTIVATION NOTICE
To:    BANK OF AMERICA, N.A., as Administrative Agent
Dated:     _________________
Reference is hereby made to the Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
This notice is the Increased Revolving Commitment Activation Notice referred to in Section 2.1(b) of the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.
Each Lender party hereto agrees to make or increase the amount of its Revolving Credit Commitment to the amount set forth opposite such Lender's name below under the caption “Increased Revolving Credit Commitment Amount” (the “Commitment Increase”).

2.	The Increased Revolving Commitment Closing Date is ______.

3.
The Borrower hereby represents and warrants that (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents, other than those in Sections 4.2 and 4.6 (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the date hereof or after giving effect to the Commitment Increase.

NORTHWESTERN CORPORATION By: Name: Title:

Increased Revolving Credit Commitment Amount $	[NAME OF LENDER] By: Name: Title: